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                                                                    Exhibit 99.1





Contact:  Stanley Rubenstein
          212-297-6108



                             DART GROUP CORPORATION

                    ANNOUNCES APPOINTMENT OF VOTING TRUSTEE




Landover, Maryland, December 29, 1995 . . . Dart Group Corporation (NASDAQ:
DARTA), announced the appointment of Ambassador Richard B. Stone as Voting Trustee under the Voting Trust Agreement entered into on October 6, 1995, as part of the Corporation's settlement with Ronald S. Haft.

Ambassador Stone served as United States Ambassador to Denmark during the Bush administration from 1991 to 1993 and was a United States Senator from Florida from 1975 to 1981. Mr. Stone was the Chief Operating Officer of Capital Bank, N.A. at the time of his appointment as Ambassador to Denmark and had served in that bank's management since 1984. He currently serves as a director of ISS - International Service System, a NYSE traded Danish based corporation which is one of the largest international providers of cleaning and maintenance services. Ambassador Stone is a graduate of Harvard College and the Columbia University School of Law.

The Voting Trust Agreement provides that the initial voting trustees, Larry G. Schafran and Sidney B. Silverman, are to appoint a permanent Voting Trustee and to resign as initial voting trustees by January 4, 1996. Mr. Schafran and Mr. Silverman have appointed Ambassador Stone as permanent Voting Trustee, and have resigned their positions as Voting Trustees, in fulfillment of this provision of the Voting Trust Agreement.

The Voting Trust Agreement provides that the Voting Trustee is charged to vote the shares he holds as Voting Trustee in what he deems to be "in the best interests of Dart and all of its shareholders as a single class." After implementation of the settlement, a total of 327,270 shares of Dart Class B Common Stock, the only class of Dart stock entitled to vote in the election of directors, is issued and outstanding. Of this number, a total of 222,294 shares (or 67.9% of the total number of shares of Dart Class B Common





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Stock issued and outstanding) -- which represent voting control of Dart -- is held by the Voting Trustee.

Lawsuits filed in the Delaware Court of Chancery by Robert, Mary, Gloria and Linda Haft and by Herbert Haft have challenged the validity of settlement transactions between the Corporation and Ronald S. Haft. These lawsuits seek, among other relief, the invalidation of the Voting Trust and the issuance to Ronald S. Haft of 197,048 shares of Dart Class B Common Stock that are subject to the Voting Trust Agreement. No assurance can be given as to the outcome of these lawsuits.

Previously, on December 6, 1995 the Delaware Court of Chancery issued a Standstill Order in connection with the pending litigation relating to the settlement transactions with Ronald S. Haft. The Standstill Order prohibits Dart from, among other things, recognizing any stockholder action seeking to change its Certificate of Incorporation or Bylaws or seeking to change the composition of the Corporation's Board of Directors, until further order of the Court.

For responses to questions concerning the foregoing, please communicate with L.G. Schafran, Chairman of the Executive Committee Dart Group Corporation (301.731.1502).





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